Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Spruce Biosciences, Inc.

Daly City, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-249431) and (No. 333-254593) of Spruce Biosciences, Inc. of our report dated March 14, 2022, relating to the financial statements which appear in this Form 10K.

/s/ BDO USA, LLP

San Jose, California

March 14, 2022